EXHIBIT 3.1

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
MERIX CORPORATION
ESTABLISHING
SERIES A PREFERRED STOCK

1. The name of the Corporation is Merix Corporation.

2. Article III of the Articles of Incorporation is amended to add a new Article III.D. to read in its entirety as follows:

"D. Series A Preferred Stock

1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 500,000.

2. Dividends and Distributions.

(i) The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the purpose, dividends in an amount per share equal to 100 (the "Adjustment Number") multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value, of the Corporation (the "Common Stock") after the first issuance of any share or fraction of a share of Series A Preferred Stock.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph 2(i) at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock).

(iii) Dividends shall not be cumulative. Unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

3. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

(i) Each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes equal to the Adjustment Number then in effect on all matters submitted to a vote of the shareholders of the Corporation.

(ii) Except as otherwise provided herein or by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

4. Certain Restrictions.

(i) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series A Preferred Stock outstanding shall have been declared and paid in full, the Corporation shall not in such fiscal year.

(a) declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and, dividends or distributions payable in Common Stock;

(b) purchase or otherwise acquire for consideration any Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph 4(i), purchase or otherwise acquire such shares at such time and in such manner.

5. Restriction on Issuance of Shares; Reacquired Shares. The Corporation shall not issue any Series A Preferred Stock except upon exercise of rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 25, 1997, between the Corporation and ChaseMellon Shareholder Services L.L.C. (the "Rights Agreement"), a copy of which is on file with the secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request. Any Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock.

(ii) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank senior to or on a parity with the Series A Preferred Stock, then assets shall be distributed first to holders of any series of Preferred Stock ranking senior to the Series A Preferred Stock to the extent of their liquidation preferences and such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each common Share is changed or exchanged.

8. Anti-Dilution Adjustments to Adjustment Number. In the event the Corporation shall at any time after April 25, 1997 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this Article III.D. shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article III.D. Shall be adjusted by multiplying the Adjustment Number then in effect by, a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors. Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this paragraph 8 if only the rights, options or warrants that were exercised had been issued.

9. No Redemption. The Series A Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence, the Corporation may acquire Series A Preferred Stock in any other manner permitted by law.

10. Amendment. Subsequent to the Distribution Date (as defined in the Rights Agreement) these Articles of Incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock."

3. The amendment was adopted on March 25, 1997

4. Shareholder action was not required to adopt the amendment. The amendment was adopted by the Board of Directors without shareholder action.

5. Person to contact about this filing:

Margaret Hill Noto
Stoel Rives LLP
900 SW Fifth Ave., Suite 2300
Portland, OR 97204
(503) 294-9348

Dated: April 3, 1997.

MERIX CORPORATION

By: /s/ Samuel R. DeSimone, Jr.

Name: Samuel R. DeSimone, Jr.

Title: VP. Corporate Development

ARTICLES OF INCORPORATION
OF
MERIX CORPORATION

ARTICLE I

The name of the Corporation is Merix Corporation.

ARTICLE II

The purpose of the Corporation is to engage in any lawful business.

ARTICLE III

A. The Corporation is authorized to issue shares of two classes of stock: 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

C. The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the "Act"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series; to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

(1) The number of shares in and the distinguishing designation of that series;

(2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

(3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

(4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

(5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

(6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

(7) Any other rights, preferences and limitations of that series that are permitted by law to vary.

ARTICLE IV

A director of the Corporation can be removed only with cause, and then only if such removal is approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. No amendment of the bylaws of the Corporation shall have the effect of shortening the term of any incumbent director. The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this Article unless such action is approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE VI

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification. No amendment to this Article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VII

The street address and the mailing address of the initial registered office of the Corporation is 1521 Poplar Lane, Forest Grove, Oregon 97116 and the name of its initial registered agent at that address is Richard L. Anderson.

ARTICLE VIII

The name of the incorporator is Henry H. Hewitt and the address of the incorporator is 900 SW Fifth Avenue, Portland, Oregon 97204.

ARTICLE IX

The mailing address for the Corporation for notices is 1521 Poplar Lane, Forest Grove, Oregon 97116.

Executed: March 22, 1994.

/s/ Henry H. Hewitt

Henry H. Hewitt, Incorporator